Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES
2014 RESULTS

JACKSONVILLE, FLA., March 16, 2015/ -- Jacksonville Bancorp, Inc. (the “Company”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), announced today net income for the year ended December 31, 2014 of $1.9 million compared to a net loss of $960 thousand for the year ended December 31, 2013.  Book value and tangible book value per common share as of December 31, 2014 were $6.40 and $6.31, respectively.

Balance Sheet Overview

Total assets decreased $18.7 million, or 3.7%, from $507.3 million as of December 31, 2013 to $488.6 million as of December 31, 2014.  The Company experienced a decrease in cash and cash equivalents largely as a result of a reduction in federal funds sold of $22.9 million, a decrease in securities available-for-sale of $7.1 million, and a decrease in bank-owned life insurance of $1.1 million.  These amounts were offset by an increase in net loans of $5.7 million and other real estate owned of $1.0 million during the year ended December 31, 2014.

Total deposits decreased by $19.2 million, or 4.4%, during the year ended December 31, 2014 from $435.0 million as of December 31, 2013 to $415.8 million as of December 31, 2014.  The following is an explanation of the changes in each of the major deposit categories during the year ended December 31, 2014:

•	Noninterest-bearing deposits increased $7.1 million, or 7.0%. This represents 25.9% of total deposits as of December 31, 2014;

•	Money market, NOW and savings deposits decreased $13.4 million, or 7.1%, due to the strategic pricing of this deposit category in conjunction with liquidity management; and

•	The time deposit portfolio decreased by $12.9 million, or 8.8%, driven primarily by a $20.0 million reduction in local CDs and $2.2 million in brokered CDs, offset by an increase of $9.3 million in national CDs.

FHLB advances and other borrowings decreased $2.5 million, or 12.5%, during the year ended December 31, 2014 from $20.2 million as of December 31, 2013 to $17.6 million as of December 31, 2014.  This was due to an advance that matured in the second quarter of 2014.

Total shareholders’ equity increased during the year ended December 31, 2014 from $33.9 million as of December 31, 2013 to $37.1 million as of December 31, 2014.  This increase was attributable to an increase in accumulated comprehensive income of $1.2 million and net income of $1.9 million for the year ended December 31, 2014.  Accumulated comprehensive income increased primarily based on changes in interest rates during 2014.

Asset Quality

As of December 31, 2014, nonperforming assets decreased to $13.2 million, or 2.71% of total assets, compared to $20.1 million, or 3.95% of total assets, as of December 31, 2013.

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

The following table presents information concerning nonperforming assets as of the last five quarters:

	As of
(Dollars in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Nonperforming Assets
Total nonperforming loans(1)	$9,182	$14,130	$18,732	$16,579	$17,008
Other real estate owned, net	4,061	4,606	4,000	3,559	3,078
Total nonperforming assets	$13,243	$18,736	$22,732	$20,138	$20,086
Allowance for loan losses	$(14,377)	$(15,170)	$(14,616)	$(15,104)	$(15,760)
Allowance for loan losses as a percentage of NPL's	156.58%	107.36%	78.03%	91.10%	92.66%
Nonperforming loans as a percentage of gross loans	2.45%	3.92%	5.08%	4.37%	4.59%
Total nonperforming assets as a percentage of total assets	2.71%	3.67%	4.60%	4.05%	3.95%
Total past due loans	$14,488	$8,342	$13,835	$14,767	$19,460
Loans past due 30-89 days, still accruing interest	$6,756	$637	$1,294	$2,922	$5,857

(1)	Total nonperforming loans (“NPL’s”) include loans on nonaccrual and loans past due over 90 days still on accrual.

As shown in the table above, nonperforming assets have decreased to $13.2 million as of December 31, 2014 from $20.1 million as of December 31, 2013.  The largest contributor to this decrease was the continued reduction of nonperforming loans which decreased $7.8 million during the year ended December 31, 2014.  The general reduction of nonperforming loans and nonperforming assets during 2014 was due to the Company’s ongoing strategy to accelerate the disposition of substandard assets on an individual customer basis.  The Company anticipates that the disposition of substandard assets, which includes Other Real Estate Owned (“OREO”), will continue in future periods as deemed prudent and reasonable.

Total past due loans were $14.5 million as of December 31, 2014, compared to $19.5 million as of December 31, 2013.  The decrease is indicative of improvements in our customers’ ability to repay.  Total loans past due 30-89 days, still accruing interest, were $6.8 million as of December 31, 2014 compared to $5.9 million as of December 31, 2013.  The increase was due to one large commercial real estate loan that was between 30-59 days past due on December 31, 2014 and became current at the beginning of 2015.

The allowance for loan losses was 3.84% of total loans as of December 31, 2014, compared to 4.25% of total loans as of December 31, 2013, with an allowance for loan losses as a percentage of NPL’s of 156.58% as of December 31, 2014.  The allowance for loan losses decreased by $1.4 million during the year ended December 31, 2014 to $14.4 million compared to $15.8 million as of December 31, 2013.  The overall decrease in the allowance for loan losses as of December 31, 2014 compared to December 31, 2013 was driven by general improvements in the economic conditions in the market area that the Company operates.  This is evidenced by reduced charge-offs of $3.4 million for the year ended December 31, 2014 as compared to $5.9 million for the year ended December 31, 2013 as well as increased recoveries of $1.8 million for the year ended December 31, 2014 as compared to $0.6 million for the year ended December 31, 2013.  Additionally, for the period ended December 31, 2014, there was a decrease in the number of loans as well as the amount of allowance needed on loans individually evaluated for impairment.  The decrease was slightly offset by an increase in the allowance needed on loans collectively evaluated for impairment due to an overall increase in the respective loan balances.

Operating Results

Total interest income decreased $1.8 million for the year ended December 31, 2014 when compared to the same period in 2013.  This decrease was primarily driven by a decrease in average earning assets, in particular, average loan balances which declined by $12.0 million when compared to the same period in the prior year, as well as the yield on loans, which decreased 26 basis points from 5.49% for the year ended December 31, 2013 to 5.23% for the year ended December 31, 2014.

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

Total interest expense for the years ended December 31, 2014 and 2013 was $3.3 million and $4.2 million, respectively.  The average cost of interest-bearing liabilities decreased 16 basis points to 0.92% for the year ended December 31, 2014, compared to 1.08% for the same period in 2013.  The overall decrease in the average cost of interest-bearing deposits reflects an ongoing reduction in interest rates paid on deposits as a result of the re-pricing activities in the current low interest rate environment coupled with an increase in average noninterest-bearing deposits to $105.1 million for the year ended December 31, 2014, compared to $95.7 million for the same period in the prior year.

The net interest margin remained relatively flat at 3.75% for the year ended December 31, 2014 compared to 3.74% for the year ended December 31, 2013.  The Company closely monitors its liquidity needs in conjunction with the cost of its funding sources and evaluates rates paid on its core deposits to ensure they remain competitive in the local market environment.

The Company recorded a $287 thousand provision for loan loss expense for the year ended December 31, 2014, compared to a provision for loan loss expense of $815 thousand for the year ended December 31, 2013.  The decrease in the provision for loan losses is due to a decrease in the reserves required on loans individually evaluated for impairment as well as improvement in general economic conditions.

Noninterest income was $2.0 million and $1.8 million for the years ended December 31, 2014 and 2013, respectively.  For the year ended December 31, 2014, the Company recorded a gain of $0.5 million from bank-owned life insurance due to life insurance benefits received in excess of cash surrender value from the death of a former employee.  Included in Other Income for the year ended December 31, 2013, was a net gain of $0.4 million from the sale of municipal securities, mortgage-backed securities – residential and collateralized mortgage obligations.  There were no such gains recognized in the current year from the sale of securities.

Noninterest expense decreased to $17.7 million for the year ended December 31, 2014, compared to $20.6 million for the same period in 2013.  This decrease was mainly due to a decrease in professional fees of $0.5 million from the prior year, mainly related to audit and legal fees that were higher in 2013 as the result of a special shareholders’ meeting held in 2013, and a decrease in OREO expenses of $1.4 million as well as loan related expenses of $0.4 million as a result of the Company’s execution of its ongoing strategy to reduce problem loans. The remainder of the components of noninterest expense remained relatively flat period-over-period.

There was no tax expense/benefit for the years ended December 31, 2014 and 2013.  The Company recorded a full valuation allowance on the Company’s deferred tax asset as of December 31, 2011. This was substantially due to the fact that it was more-likely-than-not that the benefit would not be realized in future periods due to Section 382 of the Internal Revenue Code.  Based on an analysis performed as of December 31, 2014 and 2013, respectively, it was determined that the need for a full valuation allowance still existed.

“2014 was a turning point for the Company as we continued to experience significant improvement in our credit quality and recorded our most profitable year since 2007,” said Chief Executive Officer Kendall L. Spencer.  “The re-engineering strategies implemented during 2014, coupled with the hard work and dedication of our employees, positions us well for the future.”

On a per common share basis, the Company had net income available to common shareholders of $0.33 for the year ended December 31, 2014, compared to net loss available to common shareholders of $(6.83) for the prior year.

As previously disclosed, in May 2014 the Company began implementing a restructuring plan in order to better align the Company’s and the Bank’s processes and procedures with the best industry practices and standards. This resulted in the elimination of 32.5 positions at the Bank, or approximately 30% of the workforce and total restructuring costs of $111 thousand.  The benefit of these restructuring efforts will be recognized beginning in 2015.

The Company

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $488.6 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as our virtual branch.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in the greater Jacksonville area of Northeast Florida.  More information is available at its website at www.jaxbank.com.

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.

(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Consolidated Earnings Summary
Total interest income	$5,226	$5,251	$5,533	$5,118	$5,169
Total interest expense	785	790	832	852	948
Net interest income	4,441	4,461	4,701	4,266	4,221
Provision for loan losses	-	-	287	-	715
Net interest income after provision for loan losses	4,441	4,461	4,414	4,266	3,506
Total noninterest income	379	867	379	377	198
Total noninterest expense	4,252	4,500	4,286	4,617	5,039
Income (loss) before income tax	568	828	507	26	(1,335)
Income tax (benefit) expense	(20)	20	-	-	-
Net income (loss)	$588	$808	$507	$26	$(1,335)

	For the Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Summary Average Consolidated Balance Sheet
Loans, gross	$371,428	$363,232	$374,591	$375,753	$369,718
Securities	81,849	82,693	81,483	85,005	89,424
Other earning assets	21,830	27,553	21,848	17,566	30,693
Total earning assets	475,107	473,478	477,922	478,324	489,835
Other assets	25,465	26,092	19,682	17,656	23,127
Total assets	$500,572	$499,570	$497,604	$495,980	$512,962

Interest-bearing liabilities	$348,288	$355,148	$357,817	$362,542	$376,129
Other liabilities	115,666	108,628	105,100	99,227	101,391
Shareholders' equity	36,618	35,794	34,687	34,211	35,442
Total liabilities and shareholders' equity	$500,572	$499,570	$497,604	$495,980	$512,962

	For the Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Per Share Data
Basic (loss) earnings per common share	$0.10	$0.14	$0.09	$0.00	$(0.23)
Diluted (loss) earnings per common share	$0.10	$0.14	$0.09	$0.00	$(0.23)
Basic weighted average common shares outstanding	5,795,121	5,795,121	5,795,095	5,795,095	5,782,058
Diluted weighted average common shares outstanding	5,807,599	5,797,102	5,795,639	5,802,828	5,782,058
Total shares outstanding at end of period	5,795,121	5,795,121	5,795,095	5,795,095	5,795,095
Closing market price per share	$12.28	$10.79	$10.50	$10.50	$12.60

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Selected ratios
Return on average assets	0.47%	0.64%	0.41%	0.02%	(1.03)%
Return on average equity	6.37%	8.96%	5.86%	0.31%	(14.94)%
Average equity to average assets	7.32%	7.16%	6.97%	6.90%	6.91%
Tangible common equity to tangible assets	7.49%	6.99%	7.05%	6.80%	6.53%
Interest rate spread	3.46%	3.52%	3.71%	3.39%	3.19%
Net interest margin	3.71%	3.74%	3.95%	3.62%	3.42%
Allowance for loan losses as a percentage of total loans	3.84%	4.20%	3.97%	3.98%	4.25%
Allowance for loan losses as a percentage of NPL's	156.58%	107.36%	78.03%	91.10%	92.66%
Ratio of net charge-offs as a percentage of average loans	0.85%	(0.61)%	0.83%	0.71%	2.07%
Efficiency ratio	88.22%	84.46%	84.37%	99.44%	114.03%

	As of
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Summary Consolidated Balance Sheet
Cash and cash equivalents	$24,372	$54,244	$30,130	$23,563		$40,325
Securities	77,633	82,425	82,168	81,123		84,771
Loans, gross	374,656	360,662	368,560	379,284		370,352
Allowance for loan losses	(14,377)	(15,170)	(14,616)	(15,104)		(15,760)
Loans, net	360,279	345,492	353,944	364,180		354,592
Other intangible assets, net	570	634	706	777		849
All other assets	25,730	27,689	27,691	27,131		26,752
Total assets	$488,584	$510,484	$494,639	$496,774		$507,289
					$
Deposit accounts	$415,756	$438,365	$420,870	$423,979		$434,966
All other liabilities	35,716	35,825	38,249	38,291		38,391
Shareholders' equity	37,112	36,294	35,520	34,504		33,932
Total liabilities and shareholders' equity	$488,584	$510,484	$494,639	$496,774		$507,289

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Year Ended
	December 31, 2014	December 31, 2013
Consolidated Earnings Summary
Total interest income	$21,128	$22,933
Total interest expense	3,259	4,202
Net interest income	17,869	18,731
Provision for loan losses	287	815
Net interest income after provision for loan losses	17,582	17,916
Total noninterest income	2,002	1,760
Total noninterest expense	17,655	20,636
Income (loss) before income tax	1,929	(960)
Income tax expense	-	-
Net income (loss)	$1,929	$(960)
Noncash, implied preferred stock dividend	-	(31,464)
Net income (loss) available to common shareholders	$1,929	$(32,424)

	For the Year Ended
	December 31, 2014	December 31, 2013
Summary Average Consolidated Balance Sheet
Loans, gross	$371,217	$383,197
Securities	82,748	89,325
Other earning assets	22,226	28,743
Total earning assets	476,191	501,265
Other assets	22,256	21,213
Total assets	$498,447	$522,478

Interest-bearing liabilities	$355,909	$390,347
Noninterest-bearing liabilities	107,203	98,616
Shareholders' equity	35,335	33,515
Total liabilities and shareholders' equity	$498,447	$522,478

	For the Year Ended
	December 31, 2014	December 31, 2013
Per Share Data
Basic earnings (loss) per common share	$0.33	$(6.83)
Diluted earnings (loss) per common share	$0.33	$(6.83)
Basic weighted average common shares outstanding	5,795,108	4,749,340
Diluted weighted average common shares outstanding	5,800,833	4,749,340
Total shares outstanding at end of period	5,795,121	5,795,095
Closing market price per share	$12.28	$12.60

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Year Ended
	December 31, 2014	December 31, 2013
Selected ratios
Return on average assets	0.39%	(0.18)%
Return on average equity	5.46%	(2.86)%
Average equity to average assets	7.09%	6.41%
Tangible common equity to tangible assets	7.49%	6.53%
Interest rate spread	3.52%	3.50%
Net interest margin	3.75%	3.74%
Allowance for loan losses as a percentage of total loans	3.84%	4.25%
Allowance for loan losses as a percentage of NPL's	156.58%	92.66%
Ratio of net charge-offs as a percentage of average loans	0.45%	1.37%
Efficiency ratio	88.85%	100.71%

	As of
	December 31, 2014	December 31, 2013
Summary Consolidated Balance Sheet
Cash and cash equivalents	$24,372	$40,325
Securities	77,633	84,771
Loans, gross	374,656	370,352
Allowance for loan losses	(14,377)	(15,760)
Loans, net	360,279	354,592
Other intangible assets, net	570	849
All other assets	25,730	26,752
Total assets	$488,584	$507,289

Deposit accounts	$415,756	$434,966
All other liabilities	35,716	38,391
Shareholders' equity	37,112	33,932
Total liabilities and shareholders' equity	$488,584	$507,289

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.